                                                                    EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:
    Prolong International Corporation
    Thomas C. Billstein, 949-587-2700 (Investor Relations)
    Paul Knopick, 949-707-5365 (Media Relations)
    For Immediate Release


                        PROLONG INTERNATIONAL CORPORATION
                         FINALIZES ACQUISITION OF ASSETS
                              OF EPL PRO-LONG, INC.


         Irvine, CA., January 31, 2002 - Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a consumer products holding company and
              ----------------------
parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today the finalization of the acquisition of all the assets of EPL Pro-Long, Inc. The purchase included patented lubricant technology, product formulations, the Prolong(R) trademarks and related assets.

         The holders of a majority of the outstanding shares of EPL Pro-Long Inc. common stock approved this transaction in September 1998. However, a group of shareholders that held less than two percent of the outstanding shares of common stock brought suit. Their litigation delayed the final distribution of the shares of common stock of Prolong International to the EPL Pro-Long shareholders. With the court-approved settlement of this suit, EPL Pro-Long can now proceed to distribute approximately 4.33 million shares of Prolong International common stock received for the purchase.

         "The finalization of this transaction is a major positive event for Prolong, allowing us to end a significant drain on management's time and to substantially reduce ongoing legal costs," said Elton Alderman, President & CEO. "Importantly, the ownership of these assets now firmly enforces Prolong's reputation as the technology leader in the Engine Treatment product category."

         Prolong International Corporation (AMEX: PRL), a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company's products are marketed and sold under the brand name Prolong Super Lubricants(R) and are used in automotive, industrial and consumer applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International and its products can be obtained at http://www.prolong.com.
----------------------

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the company's Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the company assumes no obligation to update such forward-looking statements.